UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): September 19, 2008

UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)

5250 South Sixth Street
Springfield, Illinois 62703
(Address of principal executive offices and zip code)

(217) 241-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the regular Board of Directors meeting held on September 17, 2008, the members of the board unanimously approved appointing Mr. Daryl Heald as a member of the Board of Directors of the Company.  There are no special arrangements or understandings between Mr. Heald and any other members of the Board or executive officers of the Company.  Mr. Heald will initially not be appointed to any committees.  Following is a biographical on Mr. Heald.

Daryl Heald started his career in commercial real estate with the Allen Morris Company and then spent four years at Triaxia Partners Consulting Firm, both in Atlanta, Georgia.  He later began serving as an associate trustee and executive committee member of The Maclellan Foundation.  In 2000, Daryl helped to launch Generous Giving, Inc. and served as its President until January 2008, when he became Senior Vice President of The Maclellan Foundation and founded Giving Wisely.  Giving Wisely seeks to serve families on their journey of generosity by helping t connect their needs and passions with knowledge, experiences, opportunities, and relationships.

Daryl also serves on the boards of Generous Giving, Inc., Crown Financial Ministries, ProVision Foundation, the Haggai Institute, and is an elder at Lookout Mountain Presbyterian Church.  He holds a B.S. degree in economics from Westmont College.  Daryl and his wife, Cathy, live in Lookout Mountain, Georgia with their six children.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	September 19, 2008	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer